Exhibit 10.8

Attachment A
BRUNSWICK CORPORATION

SUPPLEMENTAL PENSION PLAN

(As Amended and Restated Effective February 3, 2009)

Section 1

GENERAL

1.1 History and Purpose.  Brunswick Corporation, a Delaware corporation (the “Company”), previously established the Brunswick Supplemental Pension Plan (the “Plan”) for eligible employees to provide benefits that, when added to the benefits payable on their account under the Brunswick Pension Plan for Salaried Employees (the “Pension Plan”), will equal the benefits which would have been payable on their account under the Pension Plan but for the limitations imposed on such benefits by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2 Effective Date.  The Plan was originally effective January 1, 1981 and has been amended from time to time since that date.  The Plan was most recently amended and restated, generally effective as of January 1, 2009, to satisfy the requirements of Section 409A of the Code and shall be construed and interpreted consistent therewith.   The Plan is being further amended and restated to freeze benefit accruals as of December 31, 2009.  This amendment and restatement of the Plan shall apply to Participants who terminated employment after December 31, 2004 and who did not commence benefits under the Pension Plan prior to January 1, 2009.  The benefits of Participants who terminated employment prior to January 1, 2005 shall be administered in accordance with the terms of the Plan in effect prior to such date.  The benefits of Participants who terminated employment after December 31, 2004 and commenced benefits under the Pension Plan prior to January 1, 2009 shall be administered in accordance with the special transition rules set forth in Internal Revenue Service Notice 2007-86.

1.3 Freezing of Accruals December 31, 2009.  Notwithstanding any provision of the Plan to the contrary, no additional benefits shall accrue under this Plan after December 31, 2009.

1.4 Definitions.  The following words and phrases as used herein shall have the following meaning:

(a)
Deferred Compensation Agreement.  A “Deferred Compensation Agreement” means a contract or election form under which an employee defers receipt of current compensation (including employment contracts containing provisions for deferral of compensation) and under which the Company is required to make supplemental payments to the extent that the benefits payable to or on account of such employee under the provisions of the Pension Plan are reduced by reason of such deferral.

(b)	Adjusted Earnings. An employee’s “Adjusted Earnings” for any calendar year means an amount equal to the sum of:

(1)
The employee’s Earnings (as defined in the Pension Plan) for that year without regard to any limitations on the dollar amount of earnings set forth in the Pension Plan or in Section 401(a)(17) of the Code; plus

(2)	the amount of any compensation deferred by the employee during that year pursuant to the terms of a Deferred Compensation Agreement.

(c)
Change in Control.  “Change in Control” of the Company shall have the meaning ascribed to such term under Code Section 409A and applicable regulations issued thereunder; provided, however, in no event shall an acquisition of assets under Treasury Regulation 1.409A-3(i)(5)(vii) constitute a change in control event, unless such event is also a sale or disposition of all or substantially all of the Company’s assets.

1.5 Plan Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in the Human Resource and Compensation Committee of the Board of Directors of the Company (the “Committee”).  In controlling and managing the operation and administration of the Plan, the Committee shall have the power and authority to interpret and construe the provisions of the Plan, to determine the amount of benefits and the rights or eligibility of employees or Participants under the Plan and shall have such other power and authority as may be necessary to discharge its duties hereunder.

The Committee may allocate all of any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked by the Committee at any time.  Until the Committee takes action to the contrary, the powers and responsibilities of the Committee shall be delegated to the Vice President and Chief Human Resources Officer (or his delegate) of the Company, subject to such direction as may be provided to the Vice President and Chief Human Resources Officer or his delegate from time to time by the Committee.

1.6 Source of Benefit Payments.  The amount of any benefit payable under the Plan shall be paid from the general revenues of the Company.

1.7 Applicable Laws.  The Plan shall be construed and administered in accordance with the laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

1.8 Number.  Where the context admits, words in the singular shall include the plural and the plural shall include the singular.

1.9 No Enlargement of Employment Rights.  Nothing herein contained shall be construed to give any Participant the right to be retained in the employment of the Company or to limit the right of the Company to terminate the employment of any Participant at any time.

1.10 Claims Procedures.  The claims procedures applicable to claims and appeals of denied claims under the Pension Plan shall apply to any claims for benefits under the Plan and appeals of any such denied claims.

1.11 Notices.  Any notice or document required to be filed with the Committee under the Plan shall be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal executive offices.  The Committee may, in its discretion, designate another individual or entity and address for the filing of notices.  Any notice require under the Plan may be waived by the person entitled to notice.

1.12 Limitations on Provisions.  The provisions of the Plan and the benefits provided hereunder shall be limited as described herein.  Any benefit payable under the Pension Plan shall be paid solely in accordance with the terms and conditions of the Pension Plan, and nothing in this Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Pension Plan.

Section 2

PARTICIPATION

Participants in the Plan shall be:

(a)	Employee Participants:

(1)	employees whose benefits payable under the Pension Plan, as amended from time to time, are limited by reason of application of Sections 401(a)(17) or 415 of the Code; and

(2)	individuals described in (1) next above whose employment shall have been terminated by reason of retirement or otherwise.

(b)	Beneficiary Participants:

(1)
Subject to the provisions of subsection (b)(2), each individual who becomes entitled to a benefit under the Pension Plan on account of an employee’s or former employee’s death (“Pension Plan Beneficiary”) shall become a Participant in the Plan on the date on which such Beneficiary first becomes entitled to the benefit if such benefit is limited by reason of the application of Sections 401(a)(17) or 415 of the Code.

(2)
Notwithstanding the provisions of subsection (b) (1), a Participant as described in subsection (a) may, from time to time, designate a beneficiary (“Designated Beneficiary”) to whom the benefits payable under the Plan on the Participant’s account will be paid in the event of Participant’s death.  If the Participant designates a beneficiary other than the Pension Plan Beneficiary, then, in lieu of the Pension Plan Beneficiary, the Designated Beneficiary shall become a Participant in the Plan at such time as the Designated Beneficiary becomes entitled to such benefit.  For purposes, of Section 3, the amount and term of the benefit payable to the Designated Beneficiary under the Plan shall be the same as if the Pension Plan Beneficiary had been the Designated Beneficiary and, to the extent applicable, shall be based on the life or life expectancy of the Pension Plan Beneficiary.  A Beneficiary designation in accordance with the provisions of this subsection (b) (2) shall be filed with the Administrator of the Plan while the Participant is alive and shall revoke all prior beneficiary designations filed under this Plan.

Section 3

AMOUNT AND PAYMENT OF PLAN BENEFITS

3.1 Amount of Plan Benefits.  The benefit payable under the Plan to a Participant as of any date shall be in an amount equal to:

(a)
The benefit, expressed in the form of a single life annuity commencing at normal retirement date, that the Participant would have been entitled to receive under the Pension Plan as of the earlier of (i) December 31, 2009, or (ii) the date of the Participant’s termination of employment with the Company (or the date the benefit is being determined, if earlier), calculated as if the Participant’s Earnings for purposes of the Pension Plan were equal to the Participant’s Adjusted Earnings, determined without regard to the limitations imposed by Section 415 of the Code.

REDUCED BY

(b)	The benefit, expressed in the form of a single life annuity commencing at normal retirement date, that the Participant is actually entitled to receive under the Pension Plan as of that date.

The benefit calculated under the foregoing formula shall be converted to an actuarial equivalent lump sum value as of the date payments are to commence under Section 3.2 and paid in monthly installments over a 10 year period.  For purposes of the foregoing calculation, actuarial equivalent present value shall be determined using the actuarial factors under the Pension Plan as in effect on the date of such calculation.

3.2 Payment of Plan Benefits.  The lump sum benefit calculated under Section 3.1 will be paid to or on the account of the Participant in equal monthly installments over a 10 year period, with the first installment to be made on the later of: (i) the first day of the seventh month following the Participant’s termination of employment, (ii) the first day of the month following the Participant’s attainment of age 50 and five years of vesting service under the Pension Plan, or (iii) July 1, 2010.  Notwithstanding the foregoing, a Participant who terminates employment on or after January 1, 2005 and prior to January 1, 2009 whose Plan benefits have not commenced prior to January 1, 2009 may elect a different time of payment by completing and submitting an election form, in accordance with procedures established by the Committee.  Such election must be submitted no later than December 31, 2008 and shall be irrevocable after such date.

3.3 Payments to Beneficiaries.  If the Participant dies before payment of Plan benefits has commenced, any benefits payable to the Participant’s Beneficiary under the Plan shall be converted to an actuarially equivalent lump sum and paid in monthly installments over a period of 10 years, beginning on the first day of the seventh month following the Participant’s death.  If the Participant dies after payment of Plan benefits has commenced, any benefits payable to the Participant’s Beneficiary shall be paid at the same time payment would have been made to the Participant.

3.4 Cash Out of Small Benefits.  Notwithstanding any provision of the Plan to the contrary, if the lump sum present value of a Participant’s benefit at the Participant’s termination of employment is not greater than two times the limitation then in effect under Code Section 402(g), payment shall be made solely in the form of a lump sum as of the later of (i) the date that is seven months after the Participant’s termination of employment, or (ii) July 1, 2010.

3.5 Payment to Persons Under Legal Disability.  In the event that any amount shall be payable under this Plan to a Participant under legal or other disability who, in the opinion of the Committee, is unable to administer such payment, the payments shall be made to the legal conservator of the estate of such Participant or, if no such legal conservator shall have been appointed, then to any individual (for the benefit of such Participant) whom the Committee may from time to time approve.

3.6 Benefits May Not Be Assigned or Alienated.  The benefits payable to any Participant under the Plan may not be subject to any voluntarily or involuntarily assignment, alienation, sale, transfer, pledge, encumbrance or charge prior to the actual receipt thereof by the payee; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; nor shall the Plan be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit hereunder.  Notwithstanding the foregoing, vested Plan benefits may be transferred to an alternate payee (within the meaning of Code Section 414(p)(8)) pursuant to a domestic relations order that the Committee determines satisfies the criteria set forth in paragraphs (1), (2), and (3) of Code Section 414(p) (a “DRO”).  Any benefits payable to an alternate payee under the Plan will be paid in an actuarial equivalent lump sum payment as soon as practicable after the Committee determines the order satisfies the requirements of a DRO.

3.7 Withholding.  Notwithstanding any provision of the Plan to the contrary, the Company may reduce amounts to be paid to the Participant under this Plan, or may reduce any other forms of compensation to the Participant, to comply with any applicable Federal, state or local tax withholding requirements.

3.8 Acceleration of Benefits.  If a Participant’s termination of employment occurs within the two year period following a Change in Control, payment shall be made in the form of a single lump sum payment, as of the first day of the seventh month following such termination of employment.

Section 4

AMENDMENT AND TERMINATION

4.1 Amendment and Termination.  The Company reserves the right to amend or terminate the Plan by action of its Board of Directors; provided, however, that no such amendment or termination of the Plan and no amendment or termination of the Pension Plan shall:

(a)	reduce or impair the interests of Participants in benefits being paid under the Plan as at the date of amendment or termination, as the case may be; or

(b)
reduce the aggregate amount of benefits subsequently payable to or on account of any employee under this Plan and the Pension Plan to an amount which is less than the amount that would have been so payable if the employee had retired immediately prior to such amendment or termination, as the case may be.

4.2 Successors.  Subject to the provisions of subsection 4.1, this Plan shall be binding upon any assignee or successor in interest to the Company, whether by merger, consolidation or the sale of substantially all of the Company’s assets.